As filed with the United States Securities and Exchange Commission on June 12, 2018
Registration No. 333-205226
Registration No. 333-183191
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-8 REGISTRATION STATEMENT NO. 333-205226
FORM S-8 REGISTRATION STATEMENT NO. 333-183191
UNDER THE SECURITIES ACT OF 1933
W. R. BERKLEY CORPORATION
 (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction or incorporation or organization)	22-1867895 (I.R.S. Employer Identification Number)
475 Steamboat Road
Greenwich, Connecticut 06830
 (Address of Principal Executive Offices)
_________________________________________

W. R. Berkley Corporation
2012 Stock Incentive Plan
(Full title of the plans)
_________________________________________

Matthew M. Ricciardi, Esq.
Senior Vice President and General Counsel
W. R. Berkley Corporation
475 Steamboat Road
Greenwich, Connecticut 06830
(203) 629-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
_________________________________________

Copy to:
Jeffrey S. Hochman, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019-6099
 (212) 728-8000
_________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.  (Check one):
Large accelerated filer ☒         Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company) Smaller reporting company ☐  Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.        ☐

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to each of the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) of W. R. Berkley Corporation (the “Company”) is being filed to terminate all offerings under the Prior Registration Statements and deregister any and all securities that remain unsold pursuant to the Prior Registration Statements:
1.
Registration Statement on Form S-8, File No. 333-205226, filed with the Commission on June 25, 2015 registering the offer and sale of 4,600,000 shares of Common Stock issuable pursuant to the Company’s 2012 Stock Incentive Plan (the “2012 Plan”); and

2.
Registration Statement on Form S-8, File No. 333-183191, filed with the Commission on August 9, 2012, registering the offer and sale of 12,000,000 shares of Common Stock issuable pursuant to the 2012 Plan.

On May 31, 2018 (the “Approval Date”), at the Company’s 2018 Annual Meeting of stockholders, the Company’s stockholders approved the Company’s 2018 Stock Incentive Plan (the “2018 Plan”) to succeed the 2012 Plan.
DEREGISTRATION OF UNSOLD SECURITIES
In accordance with the undertaking contained in the Prior Registration Statements, effective immediately upon the filing of this Post-Effective Amendment, the Company hereby deregisters any and all shares of Common Stock previously registered with the Commission under the Prior Registration Statements that remain unsold as of the Approval Date and hereby terminates the effectiveness of the Prior Registration Statements; provided that the Prior Registration Statements will remain in effect, however, to cover the potential issuance of shares of Common Stock pursuant to awards outstanding granted under the 2012 Plan prior to the Approval Date.
Concurrently with this Post-Effective Amendment, the Company is filing a Registration Statement on Form S-8 to register the offer and sale of 11,337,697 shares of Common Stock issuable pursuant to the 2018 Plan.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Greenwich, State of Connecticut, on the 12th day of June, 2018.
W. R. BERKLEY CORPORATION

By:	/s/ W. Robert Berkley, Jr.
W. Robert Berkley, Jr.
President and Chief Executive Officer
Note:  No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.